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                                                           Exhibit 10.2
Performance Share Unit Award Agreement
2007

AN AWARD FOR PERFORMANCE SHARE UNITS (PSUs) for the number of shares of Common Stock (hereinafter the "Units") as noted in the 2007 Notice of Award of Performance Share Units (the "Notice"), of Nordstrom, Inc., a Washington Corporation (the "Company"), is hereby granted to the "Unit holder" on the date set forth in the Notice. The Units are subject to the terms, definitions and provisions of the Nordstrom, Inc. 2004 Equity Incentive Plan (the "Plan") adopted by the Board of Directors of the Company and approved by the Company's shareholders, which is incorporated in this Agreement. Each vested Unit is equal in value to one share of Nordstrom stock. To the extent inconsistent with this Agreement, the terms of the Plan shall govern. The Compensation Committee of the Board has the discretionary authority to construe and interpret the Plan and this Agreement. The Units are subject to the following:

	1.  VESTING AND SETTLEMENT OF UNITS
At the end of three fiscal years following the date of the Award ("the Performance Cycle"), Units shall vest and be settled in accordance with the provisions of the Plan as follows:

            (a)  Vesting
Except as set forth in Section 2, Units shall vest at the applicable percentage when the Compensation Committee of the Board certifies that (1) the Company's Total Shareholder Return (TSR) is positive, and (2) its TSR performance relative to the TSR of other companies in the peer group exceeds the following corresponding percentile rankings. For purposes of determining the Company's TSR relative to the TSR of other companies in the peer group, the share price of the Common Stock of the Company, and the share prices of the companies in the peer group, shall be based on a thirty (30) trading day average established prior to the start of the Performance Cycle and a thirty (30) trading day average established at the end of the Performance Cycle.

         Percentile Ranking             Vesting %
            100.00%                        125%
             93.00%                        125%
             86.00%                        125%
             80.00%                        100%
             73.00%                         85%
             66.00%                         85%
             60.00%                         75%
             53.00%                         75%
         0 - 50.00%                          0%



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The relative percentile rankings may change during the Performance
Cycle based upon mergers, acquisitions, dissolutions and other industry consolidation involving the companies in the peer group. Generally, PSUs will be vested if the Nordstrom TSR for the three-year period following the grant is in the top half of performers relative to the other companies in the peer group.

           (b)  Settlement
Units shall be settled upon vesting, unless the Unit holder has elected to defer the Units into the Executive Deferred Compensation Plan (EDCP). Such deferral election must be in writing, must be executed at least six months prior to the last day of the Performance Cycle in which the Units vest, and must be irrevocable. Upon deferral, the vested Units (and their subsequent settlement and payment) shall be governed by the terms and conditions of the EDCP as that Plan may be amended from time to time by the Company.

At the time of settlement, unless earlier deferred into the EDCP, the Unit holder shall elect to receive one share of Common Stock for each vested Unit or receive an equivalent amount of cash (in accordance with procedures established by the Company). The amount of cash will be determined on the basis of the market value of the Common Stock on the last day of the Performance Cycle, determined at the time of vesting.

           (c)  Withholding Taxes
No stock certificates or cash will be distributed to the Unit holder, or amounts deferred into the EDCP, unless the Unit holder has made acceptable arrangements to pay any withholding taxes that may be due as a result of the settlement of this Award. These arrangements may include withholding shares of Common Stock that otherwise would be distributed when the Units are settled. The fair market value of the shares required to cover withholding will be applied to the withholding of taxes prior to the Unit holder receiving the remaining shares (or the cash value of those shares).

           (d)  Restrictions on Resale
The Unit holder agrees not to sell any shares of the Company's stock at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as the Unit holder is an employee, consultant or director of the Company or a subsidiary or affiliate of the Company.

	2.  SEPARATION OF EMPLOYMENT
Except as set forth below, Units vest and may only be settled while the Unit holder is an employee of the Company. If the Unit holder's employment is terminated, the Units shall continue to vest pursuant to the schedule set forth in subparagraph 1(a) above, and the Unit holder or his or her legal representative shall have the right to settlement of the Units after such termination only as follows:

	    (a)  If the Unit holder dies, the persons to whom the Unit holder's
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rights have passed by beneficiary designation, or if no valid
Beneficiary Designation form is on file with Nordstrom, then by will or the laws of descent and distribution, shall be entitled to settlement of the Units. The Unit holder's beneficiary(ies) shall be entitled to a prorated payment with respect to Units earned during the Performance Cycle based on the period of service during the term of this Agreement.

	    (b) If the Unit holder is separated due to his or her disability, as defined in Section 22(e)(3) of the Internal Revenue Code, the Unit holder (or his or her beneficiary) shall be entitled to a prorated payment with respect to Units earned during the Performance Cycle based on the period of service during the term of this Agreement.

	    (c) If the Unit holder is separated due to retirement between the ages of 53 and 57 with 10 years of service to the Company, or upon attaining age 58, the Unit holder (or his or her beneficiary) shall be entitled to a prorated payment with respect to Units earned during the Performance Cycle based on the period of service during the term of this Agreement.

	    (d) If the Unit holder is separated for any reason other than those set forth in subparagraphs (a), (b) and (c) above, Units, to the extent not vested and settled as of the date of his or her separation, shall be forfeited as of that date.

Notwithstanding anything above to the contrary, if during the term of this Award, the Unit holder directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other capacity, engages or assists any third party in engaging in any business competitive with the Company; divulges any confidential or proprietary information of the Company to a third party who is not authorized by the Company to receive the confidential or proprietary information; or uses any confidential or proprietary information of the Company, then the post-separation proration of Units and settlement rights set forth above shall cease immediately, and all outstanding vested and unvested portions of the Award shall be automatically forfeited.

        3.  TERM
Units not certified by the Compensation Committee of the Board as having vested as of the end of the three-year Performance Cycle for which the Units were awarded, shall be forfeited.

        4.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION
The number and kind of shares of Company stock subject to this Award shall be appropriately adjusted pursuant to the Plan to reflect any stock dividend, stock split, split-up or any combination or exchange of shares, however accomplished.

	5.  ADDITIONAL UNITS
The Compensation Committee may or may not grant the Unit holder additional performance share units in the future. Nothing in this Award or any future Award should be construed as suggesting that
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additional unit awards to the Unit holder will be forthcoming.

	6.  RIGHTS AS A SHAREHOLDER
Neither the Unit holder nor the Unit holder's beneficiary or representative shall have any rights as a shareholder with respect to any Common Shares subject to these Units, unless and until the Units vest and are settled in shares of Common Stock of the Company.

	7.  NO RETENTION RIGHTS
Nothing in this Agreement or in the Plan shall give the Unit holder the right to be retained by the Company (or a subsidiary of the Company) as an employee or in any capacity. The Company and its subsidiaries reserve the right to terminate the Unit holder's service at any time, with or without cause.

	8.  ENTIRE AGREEMENT
The 2007 Notice of Award of Performance Share Units, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

	9.  CHOICE OF LAW
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, as such laws are applied to contracts entered into and performed in such State.